UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 7, 2008

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

821 17th Street Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2265

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 4, 2008, the Board of Directors of CoBiz Financial Inc. (the “Company”), authorized management to undertake the steps necessary to participate in the U.S. Department of the Treasury’s TARP Capital Purchase Program (CPP).  Under the CPP, participating banking institutions will sell preferred stock and issue stock warrants to the U.S. Treasury.  The CPP was created by the U.S. Treasury under authority provided in the Emergency Economic Stabilization Act of 2008 in order to restore stability and the availability of credit in the U.S. financial system.

Management believes participation in the program will benefit the Company and its shareholders.  Management expects that upon submission of a timely and orderly application to the U.S. Treasury the Company will be granted preliminary approval to participate in the program.  Applications must be received by the Federal Reserve no later than 5:00 p.m. (EST) on November 14, 2008.

Upon preliminary approval, the Company will proceed to submit the required documentation and take other prescribed actions to complete the process.  In its initial application to participate in the CPP, the Company will propose to sell the maximum amount of preferred stock allowed under the program to the U.S. Treasury, 3% of its risk-weighted assets.  The Company is currently authorized to issue up to 2,000,000 shares of cumulative preferred stock, none of which are outstanding as of the date of this filing.

Details of the CPP can be found on the U.S. Treasury’s website at http://www.treasury.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.
(Registrant)

/s/ Lyne B. Andrich
Lyne B. Andrich

Executive Vice President and Chief Financial Officer
Date:	November 7, 2008